Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of The Mosaic Company of our report dated June 10, 2004, except for Note 16, as to which the date is August 5, 2004, related to the financial statements of Saskferco Products Inc. as at May 31, 2004 and 2003 and for each of the three years in the period ended May 31, 2004, appearing in Amendment No. 1 to the Current Report on Form 8-K/A dated October 22, 2004 of The Mosaic Company.

/s/    DELOITTE & TOUCHE LLP

Registered Chartered Accountants

Regina, Saskatchewan, Canada

November 12, 2004